                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                     FORM 4

67
[ ] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5
    OBLIGATIONS MAY CONTINUE.

                        --------------------------------
                                  OMB APPROVAL
                        --------------------------------
                        OMB Number             3235-0287
                        Expires:      September 30, 1998
                        Estimated average burden
                        hours per response...........0.5
                        --------------------------------

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

Miller, III                          Lloyd                 I.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                               4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

   Naples                             FL                 34102
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     Fairmarket Inc. - FAIM
--------------------------------------------------------------------------------
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####
--------------------------------------------------------------------------------
4.   Statement for Month/Year

     January, 2002
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

          -------------------------------           ----------------------------

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                6.
                                                 4.                              5.             Owner-
                                                 Securities Acquired (A) or      Amount of      ship
                                    3.           Disposed of (D)                 Securities     Form:     7.
                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)         (Month/Day/Year) Code     V                  (D)             and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock       1/4/02             P       V      3,768        A     $1.1395  1,104,636(1)      I      By Lloyd I. Miller, III,
                                                                                                          Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                       176,253(1)      I      By Milfam I, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                        15,400(1)      I      Lloyd I. Miller, III, LLC
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                        15,000(1)      I      By Lloyd I. Miller, III,
                                                                                                          co-trustee, Crider GST
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                        12,800(1)      I      By Lloyd I. Miller, III,
                                                                                                          custodian under Florida
                                                                                                          UGMA for Alexandra B.
                                                                                                          Miller
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                        12,900(1)      I      By Lloyd I. Miller, III,
                                                                                                          Trustee GST f/b/o
                                                                                                          Catherine C. Miller
------------------------------------------------------------------------------------------------------------------------------------

                                                                                            6.
                                             4.                              5.             Owner-
                                             Securities Acquired (A) or      Amount of      ship
                  2.            3.           Disposed of (D)                 Securities     Form:     7.
                  Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                  Date          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                (Month/       (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security Day/          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)        Year)         Code      V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                      9,000(1)      I      By Wife
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     10,500(1)      I      By Lloyd I. Miller, III,
                                                                                                       custodian under Florida UGMA
                                                                                                       for Tyler Dulmage
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     10,500(1)      I      By Lloyd I. Miller, III,
                                                                                                       custodian under Florida UGMA
                                                                                                       for Wylie Dulmage
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     15,400(1)      I      By Lloyd I. Miller, III,
                                                                                                       Trustee GST f/b/o Kimberly I.
                                                                                                       Miller
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    663,759(1)      I      By Lloyd I. Miller, III,
                                                                                                       Trust C
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    972,075(1)      I      By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    630,165         D
====================================================================================================================================

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date Exercisable  Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  and Expiration    (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Date              ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. This filing shall not be deemed an admission that the reporting person is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by this filing.


         /s/ Lloyd I. Miller, III                                2/7/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.